Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pilgrim’s Pride Corporation:
We consent to the use of our reports dated February 20, 2020, with respect to the consolidated balance sheets of Pilgrim’s Pride Corporation as of December 29, 2019 and December 30, 2018, and the related consolidated and combined statements of income, comprehensive income, stockholders’ equity, and cash flows for the fifty-two weeks ended December 29, 2019, the fifty-two weeks ended December 30, 2018, and the fifty-three weeks ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the consolidated and combined financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2019, which reports appear in the December 29, 2019 annual report on Form 10‑K of Pilgrim’s Pride Corporation.
Our report dated February 20, 2020, on the consolidated and combined financial statements as of December 29, 2019, refers to a change to the method of accounting for revenue and leases.
Our report dated February 20, 2020, on the effectiveness of internal control over financial reporting as of December 29, 2019, contains an explanatory paragraph that states the Company acquired Tulip Limited during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 29, 2019. Our audit of internal control over financial reporting of Pilgrim’s Pride Corporation also excluded an evaluation of the internal control over financial reporting of Tulip Limited.
/s/ KPMG LLP
Denver, Colorado
March 13, 2020